TECHNOLOGY TRANSFER AND KNOW-HOW LICENSE AGREEMENT

This **TECHNOLOGY TRANSFER AND KNOW-HOW LICENSE AGREEMENT** ("***Agreement***") is entered into and made effective as of the 9th day of June, 2016 ("***Effective Date***") by and between Nascent Biotech, Inc., a Nevada corporation ("***Licensor***"), and Zhejiang Hisun Pharmaceutical Co. Ltd., a Chinese corporation ("***Licensee***"). Licensor and Licensee are referred to herein collectively as the "***Parties***" and each individually as a "***Party***".

<u>BACKGROUND</u>

A. Licensor owns or has rights to the human monoclonal antibody Pritumumab along with certain patents, technology, information, Know-How, and materials related to this antibody, including, without limitation, the Master Cell Bank ("***MCB*** ") for the GPEx cell line employed to produce the Pritumumab antibody.

B. Licensee wishes to obtain, and Licensor wishes to grant to Licensee an exclusive license under the Licensed Objects, for the manufacture, distribution and sale of Licensed Products in the Territory (as defined below).

In consideration for the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

"***Affiliate***" means any corporation, limited liability Company, or other legal entity which directly or indirectly controls, is controlled by, or is under common control of either Party hereto. For the purpose of this Agreement, "control" means the direct or indirect ownership of at least 50 percent (50%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

"***Field***" means all human therapeutic, prophylactic, and diagnostic uses of the human monoclonal antibody Pritumumab and the GPEx cell line for cancer and other diseases.

"***Improvement***" means any invention, discovery, development or modification with respect to the Licensed Objects or relating to the use thereof, whether or not patented or patentable, that is conceived, reduced to practice, discovered, developed or otherwise made by Licensor or Licensee ortheir respective Affiliates as the result of their research on, or development or commercialization of the Licensed Objects, as of the Effective Date and at any time during the term of this Agreement, including without limitationa product with a substantially identical sequence to thePritumumab antibody produced by theGPEx cell line having no clinically meaningful difference,any enhancement in the efficiency, operation, manufacture, ingredients, preparation, presentation, formulation, means of delivery or dosage of such Licensed Objects, any discovery or development of any new or expanded indications for the Licensed Product, any discovery or development that improves the stability, safety or efficacy of the Licensed Product or would, if commercialized, replace or displace the Licensed Product for the indication for use in the treatment of cancer. Ownership of Improvements is set forth in Section 5.4.

"*Know-How*"includesall information including without limitation clinical, technical, scientific, and medical information, practices, techniques, methods, processes, inventions, developments, specifications, formulations, structures, trade secrets, analytical and quality control information and procedures, pharmacological, toxicological, and clinical test data and results, stability data, studies and procedures, and regulatory information used to research, develop, conduct clinical trials, apply for drug registration, manufacture, characterize, formulate and use the Pritumumab antibody and all information and data generatedin such processes, including, without limitation, the Master Cell Bank and the GPEx cell line employed to produce the Pritumumab antibody.

"*Licensed Objects*" means Licensed Patents,Related Materialsand Know-How (listed in Exhibit B).

"*Licensed Patents*" means, collectively: (i) the patents listed in ***Exhibit A*** hereto; (ii) any and all divisionals, continuations, continued prosecution applications, continuations-in-part, substitutes, reissues, renewals, reexaminations and extensions of any or all such patents and patent applications; (iii) any and all foreign counterparts to any of the foregoing, including any and all utility models; (iv) any and all other patents and patent applications claiming priority to any of the patents and patent applications of (i), (ii) or (iii); (v) any and all other patents and patent applications from which any of the patents and patent applications of (i), (ii) or (iii) claim priority; and (vi) all rights of priority in and to any of the foregoing patents and patent applications.

"*Licensed Product*" means the finished pharmaceutical productready for sale in the Territoryas approved by the cFDAthat contains or relies on the Licensed Objects or Improvements, which may be further developed by Licensee relying on the Licensed Objects and in accordance with this Agreement.

"*MCB*" means Master Cell Bank, a fully-characterized repository of frozen vials of cells that are expanded to form the Working Cell Bank for use in the antibody manufacturing process.

"*Net Sales*" means the gross invoice price for the sale, sublicense, or other transfer (whether by Licensee or an Affiliate or a sublicensee of Licensee or an Affiliate) forLicensed Products. Sales made between any two or more of Licensee, Affiliates, or their sublicensees will not be counted in Net Sales. Net Sales will not include any Licensed Products used in clinical trials, used for research or other non-commercial uses, supplied as commercial samples or as charitable or humanitarian donations (whether supplied without charge or at a substantial discount). The calculation of Net Sales shall include only amounts specifically identifiable to a Licensed Product and amounts allocated to a Licensed Product, it being understood that amounts which are not specifically identifiable to a Licensed Product by virtue of their being identifiable to a group of products or products and services that includes a Licensed Product or to a combination product incorporating other active ingredients, or services shall be allocated thereto in a consistent and equitable manner that equitably reflects the contribution of the Licensed Product to such net sales. Amounts to be included in the calculation of Net Sales shall be those representing the gross amount invoiced, less: (i) quantity and/or normal and customary cash discounts allowed or taken; (ii) credits, free goods, rebates, charge-backs, and/or adjustments,compensations by reason of rejections, returns, or retroactive price reductions, including without limitation those granted to

managed care entities or pharmaceutical benefit management service entities; (iii) reasonable allowances for brokerage fees, freight, handling, and insurance; and (iv) sales and excise taxes, value-added taxes and their equivalents, duties, and any other governmental charges imposed upon the manufacture, importation, use or sale of Licensed Products, and (v) other commercially reasonable costs and expenses for sales of Licensed Product. For avoidance of doubt, based on market practice in the Territory, if the actual sales price of the Licensed Product deviates from its invoice price, with the relevant evidencing materials provided by Licensee, the Net Sales shall be calculated/adjusted based on the actual sales price.

"***Regulatory Approval***" means all cFDA and other approvals and authorizations necessary for the clinical trial, registration, manufacture and commercial sale of each Licensed Product in the Territory or part thereof, including marketing authorization, pricing approval and pricing reimbursement, as applicable.

"***Regulatory Authority***" means China Food and Drug Administration of the People's Republic of China ("***cFDA***") or any successor entity as well as the Ministry of Commerce of the People's Republic of China and its local counterparts in the Territory and any other appropriate governmental agency under which a registration, license, permit or other authorization is required to carry out the intent of this Agreement.

"***Related Materials***" means the proprietary information and biological materials owned, possessed or used by Licensor that are described in ***Exhibit B*** hereto.

"***Term***" means the period commencing on the Effective Date and terminating as set forth in Section 11 below.

"***Work Plan***" means each "Commercialization Plan" specific to each Licensed Product setting forth the plan to develop, obtain Regulatory Approval and sell such Licensed Product as attached hereto as ***Exhibit [C]*** and as updated from time to time pursuant to Section 5.1(b). [**NTD:** Exhibit C to be drafted.]

2. LICENSE GRANT

2.1 <u>License</u>.Subject to the terms of this Agreement, Licensor hereby grants to Licensee and its Affiliates the sole and exclusive, royalty-bearing, license for Mainland China, Hong Kong and Macau (excluding Taiwan) (the "***Territory***")under the Licensed Objects, with right to sublicense in one or more tiers of sublicenses (subject to Section 2.2(a) below), to research, develop, make, have made, use, sell, market, offer for sale, and import or export products and/or servicesin any and all fields and forms of use or application within the Territory including without limitationapplying for and obtaining Regulatory Approvals, all as may be required to conduct clinical trials and apply for registration of Licensed Product, and manufacture and commercialize Licensed Products in the Territory.

2.2 <u>Sublicensees</u>.

(a) Notwithstanding anything to the contrary herein, Licensee shall have no right to sublicense any of the rights granted to it pursuant to Section 2.1 until such time as it has received a New Drug

B

Approval (as defined below) and paid to Licensor the license fees described in Sections 3.1, 3.2 and 3.3.

(b) Licensor agrees that it shall, upon reasonable request by Licensee, agree in writing with any sublicensee that such sublicensee's sublicense of the rights granted to it by Licenseeor an Affiliate in accordance with this Agreement will survive any termination or expiration of this Agreement or any license granted hereunder to Licensee or an Affiliate, whether as a direct grant from Licensor or otherwise; provided that the sublicensee is not in material breach of its obligations under its sublicense agreement, and that the sublicensee agrees that it will, in such circumstances, pay directly to Licensor the royalties on Net Sales that Licensor would have received under this Agreement with respect to such sublicense agreement, had this Agreement and the licenses hereunder continued to be in effect.Licensee shall guarantee payment to Licensor of the royalties on Net Sales that Licensor would receive under this Agreement with respect to such sublicense agreement(s). In the event that sublicensee(s) do not pay any amount due to Licensor, Licensee shall make such payments directly to Licensor on behalf of sublicensee(s).

2.3 Delivery. Licensor shall deliver the Licensed Patents, Know-How and Related Materials to Licensee within a commercially reasonable time frame, following the execution of this Agreement, and payment of the license fees as provided for in Section 3, thereby allowing time for importation procedures of biologicals into China.For avoidance of doubt, such delivery shall take place by August 31, 2016, or within 30 days of receipt by Licensor of Transfer Fee (Section 3.2) from Licensee, whichever occurs later.

3. **PAYMENT**

3.1 Initial License Fee. Licenseepaid to Licensortheinitial license fee of $600,000(“***Initial License Fee***”) on March 30, 2016. For avoidance of doubt, (i) Licensor hereby confirms that such initial license fee has already been paid by Licensee, and (ii) Licensee hereby confirms that the cFDA has not explicitly disapproved the use of the CatalentGPEx cell line for the manufacture of Pritumumab and as a result, pursuant to that certain License Agreement Letter by and between the Parties dated January 12, 2016, the Initial License Fee is nonrefundable.

3.2 Transfer Fee.Within 20 days after the Effective Date, Licensor shall be paidthe sum of US $2,400,000 as part of the licensing fee by Licensee. Upon receipt of the Initial License Fee and the license fee payment described in this Section 3.2, totaling in the aggregate US$3,000,000 (collectively, the “***Transfer Fee***”), Licensor shall provide to Licensee the MCB and all Licensed Patents, Know-How and Related Materialsfor use in the Territory, as soon as possibleafter receipt of the Transfer Fee (but in no circumstances shall such delivery be later than 30 days after receiving the Transfer Fee), in accordance with any Chinese import regulations.

3.3 License Fee upon Receiving CTA (IND). Within 30 days upon receiving “approval”(allowance) for the first clinical trial application (“***CTA (IND)*** ”) for initiation of human clinical studies of a Licensed Product from a Regulatory Authority, Licensee shall pay the Licensor US $5,000,000.

3.4 License Fee upon Approval for Use in the Territory. Within 30 days upon receipt of the first Registration Number corresponding toApproval for a Biologic drug (BLAor equivalent) for a

Licensed Product by a Regulatory Authority (a "*New Drug Approval*"), Licensee shall pay the sum of US$8,000,000 to Licensor.

3.5 Royalties. Licensee shall pay to Licensor aroyalty on Net Sales (the "*Royalties*"). The royalty rate shall be 9% on aggregate Net Sales of all Licensed Products from the date of New DrugApproval from aRegulatory Authority. Royalties will be paid for a term of 20 years from the date of the first commercial sale of aLicensed Product.

3.6 Payments. Royalties payable pursuant to this Agreement shall be due semiannually within sixty (60) days following the end of each calendar half-year in respect of Net Sales received in such half-year. Each such payment shall be accompanied by a statement of Net Sales for the half-year and the calculation of royalties payable hereunder, including a break down on a Licensed Product-by-Licensed Product basis and an itemized list of allowed deductions from the gross invoiced price used to calculate Net Sales. All Royalties due hereunder shall be paid in United States Dollars to Licensor. Payment of royalties shall be subject to any restrictions imposed by the local government. If foreign exchange is not freely available, Licensor has the option to accept payment in the currency of thePRC. If a withholding or other tax is imposed on a royalty payment due, as defined in Article 11 of the PRC-US tax treaty and other applicable laws in the PRC, the amount of royalty payable shall be the amount due less the amount of such tax actually paid, Licensee shall cooperate with Licensor, including by filing any necessary papers, to allow Licensor to recover any such withheld royalty pursuant to any tax treaty or other method. Subject toLicensor's confidential obligations and the condition that it will not cause unreasonable burden to Licensee, Licensee shall, upon fifteen (15) days' written request of Licensor, permit an independent public accountant selected and engaged by Licensor to have access during ordinary business hours to examine such records as may be necessary to determine either the accuracy of any royalty report or the sufficiency of any royalty payment made under this Agreement.

3.7 Taxes and Fees. For the amounts Licensor is entitled to under this Agreement,Licensee may withhold the taxes and feeson behalf of Licensoras required by laws of mainland China when it makes the payment. For such purpose, Licensee may deduct upto 10%from each payment made to Licensor. Licensee will be responsible for any and all taxes and fees to be withheld which areabove the 10% deducted from each payment to Licensor, provided that Licensor shall properly serve to Licensee the invoicesfor such exceeding partof taxes and fees.

3.8 Payment Term. If any payment due hereunder is not paid when due for reasons attributable to Licensee, such payment shall be subject to a late charge from the date due until paid calculated at the rate of one percent (1.0%) per month, unless otherwise agreed by this Agreement, all payments due hereunder shall be paid in United States Dollars and shall be paid via money transfer of readily available funds to such account or accounts as Licensor shall specify from time to time.

3.9 Exceptions. The Licensed Patents and Related Materials have not been contained in the list of prohibited and restricted imported technologies of the People's Republic of China. However, as provided in Articles 16, 17, and 18 of the Foreign Trade Law of the People's Republic of China, if the Licensed Patents and Related Materials areprohibited from being imported and this Agreement risks becoming invalid, based on consultationswith each other, the parties shall immediately take all actions, including filing documentsrequired to withdraw any of the applications filed with the Regulatory Authority. If the technology and products and processes underlying the Licensed

Patents and Related Materials may not be imported, Licensor shall assist Licensee to take the actions necessary to allow such importation and Licensee,at its option and in good faith, may terminate the Agreement with notice to Licensor with immediateeffect and Licensor shall refund $2,400,000 of the Transfer Fee and any other subsequent amountpaid by Licensee within twenty (20) working days after this Agreement is so terminated.

4. INFORMATION AND ASSISTANCE

4.1 Sharing of Information. Promptly after receipt of the Transfer Fee set forth in Section 3.2, Licensor shall disclose to Licensee the complete text of any data or information in its possession directly related toantibody Pritumumab or Related Materials (particularly the clinical trial data) generated by Licensor or its Affiliates or their agents in the course of research and development related to the antibody Pritumumab or Related Materials outside of the Territory after the Effective Date (the "***Licensor Data***"), and Licensee shall disclose the full text of any date or information in its possession directly related to Licensed Products or Related Materials (particularly the clinical trial data) generated by Licensee or its Affiliates or their agents during the research and development of Licensed Products in the Territory (the "***Licensee Data***"), Licensor and Licensee hereby agree to submit to the other Party a written report describing such Licensor Data or Licensee Data and setting forth the results of any tests, including clinical data, conducted by such Party on a quarterly basis beginning at the end of the next calendar quarter occurring after the calendar quarter in which the Effective Date falls, and each Party hereto shall bear its costs and expenses incurred therefrom.

4.2 Knowledge Transfer and Support. Licensor will use commercially reasonable efforts to provide Licensee information and documents in Licensor's possession and control (including any certificates regarding Licensor's legal status) and such other assistance as reasonably required by Licensee and its Affiliates in connection with this Agreement (including, without limitation, providing necessary training to Licensee and its Affiliates and answering questions raised by Licensee and its Affiliates related to, or needed to ensure, that Licensee and its Affiliates are able to understand the Licensed Patent and Related Material and carry out research, development, clinical trials, drug registration, and manufacture of antibody Pritumumab/Licensed Products based on Licensed Patents and Related Materials in the Field, in the Territory).

4.3 Assistance Regarding Regulatory Authority Procedures. Licensor agrees to use commercially reasonable efforts to provide all necessary and reasonable assistance to Licensee for any procedures related to Licensee's submission to the Regulatory Authorities regarding Pritumumab/Licensed Products, including without limitation providing any written or oral reply to enquiries of the Regulatory Authorities, and assisting Licensee in preparing and submitting materials to the Regulatory Authorities.

4.4 Other Assistance. Licensor agrees to use commercially reasonable efforts to provide all necessary assistance to Licensee in a timely manner to complete all the governmental procedures in the Territory applicable to this Agreement.

For avoidance of doubt, unless otherwise agreed by the Parties, the costs incurred to Licensor for performing it obligations under Section 4.2, 4.3 and 4.4 above have been covered by the amounts paid by Licensee under Section 3 of this Agreement, and Licensee is not obligated to make extra

payments for such costs. Notwithstanding the foregoing, Licensee shallreimburse Licensorfor all reasonable and necessary extraordinary out of pocket expenses, such as expenses for travel to Chinasubject to mutual agreement of the Parties.

5. COMMERCIALIZATION; OWNERSHIP; IMPROVEMENTS; FUTURE PERFORMANCE

5.1 Commercialization.

(a) Licensee shall use its commercially reasonable efforts to develop and commercialize the Licensed Products in the Territory, including obtaining the Regulatory Approvals, marketing, and entering into any co-marketing, distribution and/or co-promotion arrangements. Within thirty (30) days from the Effective Date, Licensee and Licensor shall meet and discuss with each other to develop a Work Plansatisfactory to both the Parties setting forth both the Party's roles and Licensee's plan to commercialize the Licensed Products with timelines agreed upon in writing.Unless otherwise agreed in the Work Plan, Licensee shall have sole responsibility for implementing the Work Plan at its own expense. The Work Plan shall be attached hereto as ***Exhibit C***, and shall be amended from time to time pursuant to Section 5.1(b).

(b) Representatives of Licensor and Licensee shall meet for informational purposes at least on a semi-annual basis to review the progress of the Work Plan. Licensee shall provide an updated Work Plan to Licensor after each such informational meeting.

5.2 Manufacturing. Licensee and its Affiliates have sole responsibility for manufacturing Licensed Products or having Licensed Products manufactured for it by a third party manufacturer in the Territory approved by Licensor in its sole discretion.

5.3 Ownership. Licensor shall remain the owner of the Licensed Patents, Related Materials and Know-How.

5.4 Improvements by Licensor.All Improvements to Licensed Objectsand related intellectual property that are made by Licensorduring the Term, includingnot limited to, updated, new, or replacement technology, updated, new, or replacementcell linesfor production ofthe Pritumumabantibody, updated, new, or replacement protein or DNA sequences fora product with substantially the same sequence asthePritumumab antibody produced by theGPEx cell line,new indicationsor for the Pritumumab antibody or an Improvement thereto, new technology, production methodology, formulation, or enhancement in the efficiency of the processes for making or using the Pritumumab antibody, and which relate to a Licensed Product, shall be deemed the property of Licensor. Licensor, on behalf of itself and any applicable Affiliate hereby grant Licensee an exclusive, sub-licensable, royalty-bearing license in the Field, in the Territory to develop, make, have made, use, offer for sale, sell and have sold such Improvements, subject to the same terms and conditions as the license grant to Licensed Objects set forth in Section 2.1.

Improvements by Licensee.Licensee is entitled to develop Improvements to Licensed Objects during the Term, including but not limited to updated, new, or replacement technology, new indicationsfor the Pritumumab antibody or an Improvement thereto, new technology, production methodology, formulation, or enhancement in the efficiency of the processes for making or using the Pritumumab antibody.Such Improvements and related intellectual property that are developed during the Term, including any clinical data and documentation which relate to the Improvements,

shall be deemed the property of Licensee. Licensee, on behalf of itself and any applicable Affiliate hereby grant Licensor an exclusive, sub-licensable, royalty-free license in the Field, out of the Territory to develop, make, have made, use, offer for sale, sell and have sold such Improvements. For avoidance of doubt, Licensee hereby agrees not to employ the Licensed Objects to develop (i) updated, new, or replacement cell lines for production of the Pritumumab antibody, or (ii) updated, new, or replacement protein or DNA sequences for a product with substantially the same sequence as the Pritumumab antibody produced by the GPEx cell line.

5.5 Clinical Data. Licensee, on behalf of itself and any applicable Affiliate or sub-licensee, hereby grants to Licensor an irrevocable, non-exclusive right to use the clinical data related to the Licensed Products, Know-How, Related Materials, and Improvementsdevelopedby Licensee in connection with obtaining cFDA or other similar government approvals of current or future products in the Field, in the Territory. Licensor, on behalf of itself and any applicable Affiliate or any third party licensed by Licensor, hereby grants to Licensee an irrevocable, non-exclusive right to use the clinical data related to the Licensed Products,Know-How, Related Materials and Improvementsowned by Licensor in connection with obtaining Regulatory Authority approvals of current or future products in the Field, in the Territory.

5.6 Site Inspection and Monitoring. Upon the delivery of five (5) days' prior written notice, subject toLicensor's confidential obligations and the condition that it will not cause unreasonable burden to Licensee, Licensor shall have the right to visit the facilities of Licensee for the purposes of meeting with Licensee's representatives, and inspecting the clinical trials, research and development efforts, and sales and distribution of the Licensed Products.

6. PATENT PROSECUTION AND ENFORCEMENT

6.1 Prosecution.Subject to other provisions of this Agreement, Licensor shall be solely responsible for the preparation, filing, prosecution and maintenance of the Licensed Patents and any new patents or technology patentable in the Territory relating to the Licensed Objects developed by Licensor during the Term (the "**Patents**") in Licensor's name, including oppositions and interferences, and shall take all necessary measures (including without limitation filing any applications, paying any patent annuity, etc.) at its own cost to maintain the Patents and keep the effectiveness and validity of thePatents(subject to the maximum of protection period under the applicable laws) and the license hereunder from being damaged. Licensor and Licensee shall consult and cooperate with each other, and Licensor shall keep Licensee reasonably informed with respect to the prosecution and maintenance of the Patents hereunder. As requested from time to time by Licensee, Licensor will provide Licensee with copies of all material documents received or prepared by Licensor in the prosecution and maintenance of the Patents.

6.2 Patent Costs. Licensor shall notify Licensee immediately when a Patent applicationis available to be nationalized in the Territory. Within twenty (20) business days of Licensee's receipt of such notice, Licensee shall reply to Licensor in writing stating which countries within the Territory Licensee agrees to nationalize such Patent in. Such newly nationalizedPatents shall be automatically added to the Licensed Patents set forth in Exhibit A, and Licensor hereby grants Licensee and its Affiliates the sole and exclusive license for the Territory under such Licensed Patents.Subject to the budget in reasonable detailprepared and submitted by Licensor which is then approved by Licensee, Licensee shall reimburse Licensor for costs incurred after the effective date

of nationalizing Patents in China, Hong Kong and Macau. Licensor shall invoice Licensee for all such costs as such costs are incurred. Licensee shall pay such invoice(s) within thirty (30) days of Licensee's receipt of such invoice(s). The payment terms set forth in Section 3.6 shall apply to all payments made pursuant to this Section 6.2. If any payment due pursuant to this Section 6.2 is not paid within six (6)-months of the date on which Licensee received the first invoice for such cost, the license granted pursuant to Section 2.1 shall automatically terminate with respect to Patent(s) and the country(ies) to which the late payment relates.

6.3 Assistance. Licensor shall cooperate with Licensee, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all applications and patents described in Section 5.4. Upon request, Licensor shall provide to Licensee copies of the Licensed Patents and their prosecution histories, and such other information with respect thereto as Licensee may reasonably request.

7. INFRINGEMENT

7.1 Each party shall promptly inform the other of any suspected infringement of any of the Licensed Patents or the infringement or misappropriation of Related Materials by a third party in the Territory ("***Covered Infringement***").

7.2 If the suspected infringement or misappropriation involves a Covered Infringement, Licensee shall, within 60 days of the first notice referred to in Section 7.1, inform Licensor whether or not Licensee recommendsinstituting suit against such third party with respect to such Covered Infringement. Licensor will not take any steps toward instituting suit against any third party involving a Covered Infringement until Licensee has informed Licensor of its intention pursuant to the previous sentence.

7.3 If Licensee notifies Licensor that Licensee intends to institute suit against a third party with respect to a Covered Infringement, Licensee may bring such suit on its own and shall in such event bear all costs of, and shall exercise all control over, such suit. Licensee may, at its expense, bring such action in the name of Licensor and/or cause Licensor to be joined in the suit as a plaintiff. When Licensee brings the suit on its own or in the name of Licensor and/or causes Licensor to be joined in the suit as a plaintiff, Licensor shall provide reasonableassistance to Licensee. Recoveries, if any, whether by judgment, award, decree or settlement, shall after the reimbursement of Licensee for its costs in such action, be treated as if they were Net Sales for purposes of calculating royalties under Section 3.5.

7.4 If Licensee notifies Licensor that it does not intend to institute suit against such third party with respect to a Covered Infringement (or fails to give any notice in this respect or to actually bring a suit against the third party), Licensorshall institute suit on his own. Licensor shall bear all costs of, and shall exercise all control over, such suit. Recoveries, if any, whether by judgment, award, decree or settlement, shall belong solely to Licensor.

8. CONFIDENTIALITY

8.1 In the course of performing the transactions contemplated by this Agreement, whether before or after the Effective Date, a Party may disclose, or may have disclosed, to the other Party confidential information belonging to or in the possession of the disclosing party and relating to

Licensed Products, Licensed Patents, the Related Materials, Improvements and any other information or data disclosed to a Party under this Agreement (***"Discloser's Confidential Information"***). The receiving party will maintain in confidence the Discloser's Confidential Information and will not use it for any purpose except as authorized hereunder. Each Party shall safeguard such information against disclosure to third parties, including without limitation employees and persons working or consulting for such party that do not have an established, current need to know such information for purposes authorized under this Agreement. Employees and consultants with a need to know Discloser's Confidential Information shall be subject to a contractual obligation as least as restrictive as this Section 8 to protect against the disclosure of such information.This obligation of confidentiality does not apply to restrict use or disclosure by the receiving party of information and material that meet one or more of the following criteria:

(a) they were properly in the possession of the receiving party, without any restriction on use or disclosure, prior to receipt from the other party;

(b) they are at the time of disclosure hereunder in the public domain by public use, publication, or general knowledge;

(c) they become general or public knowledge through no fault of the receiving party following disclosure hereunder;

(d) they are properly obtained by the receiving party on a non-confidential basis from a third party not under a confidentiality obligation to the disclosing party hereto;

(e) they are independently developed by or on behalf of the receiving party without the assistance of the confidential information of the other party;

(f) they are required to be disclosed by order of any court or governmental authority; provided, however, that the receiving party shall use its best efforts tc give the disclosing party prior notice of any such disclosure so as to afford the disclosing party a reasonable opportunity to seek, at the expense of the disclosing party, such protective orders or other relief as may be available in the circumstances.

8.2 Notwithstanding the foregoing provisions Licensee shall be permitted to disclose:

(a) any Licensor Confidential Information to regulatory authorities;

(b) any Licensor Confidential Information to potential licensees or collaborators and other persons performing tests and studies, and as needed or useful for developmental, regulatory and/or marketing purposes, which disclosure shall only be made if the recipient has a contractual obligation to protect the confidentiality of Discloser's Confidential Information; and

(c) anyLicensor Confidential Information to its patent attorney or agent or any patent authority in any country as shall be reasonably required for filing or prosecuting any patent application or any related process.

8.3 Neither Party shall make any public announcement or other publication regarding this Agreement (whether as to the existence or terms hereof) without the prior, written consent of the other party, which consent shall not be unreasonably withheld; provided that the foregoing shall not prohibit any disclosure that, in the opinion of counsel to the disclosing party, is otherwise required by any applicable law, regulation, or by any competent governmental authority.

9. Representations ,Warranties and covenants

9.1 Licensor represents and warrants that Licensor exclusively owns all right, title and interest, including all intellectual property rights, in and to the Licensed Patents and Related Materials and has the full right and authority to grant the rights and licenses granted to Licensee herein. Licensor further represents and warrants that (i) there is no other or prior license or grant of rights, whether by Licensor, any inventor under the Licensed Patents, or any prior owner of the Licensed Patents, or otherwise, under any of Licensed Patents and/or the Related Materials; (ii) there is no pending or threatened interference, re-examination, opposition or other proceeding or challenge to or involving any of the Licensed Patents;(iii) there is no pending or threatened claim of infringement relating to the Licensed Patents or Related Materials or to any activities of Licensorthereunder, and to the knowledge of Licensor there is no basis for a claim of infringement of any third party patent or other proprietary right with respect to the Licensed Patents, Related Materials, or any such activities; (iv) the Licensed Patents are legitimately obtained or owned with full truth, however, the Licensed Patents listed in Exhibit A are expired; (v)to the best knowledge of Licensor, the Licensed Patents, Know How and Related Materials have covered all information and technology critical to the pre-clinical trialresearchand development of the antibody Pritumumab/Licensed Product in all material aspects; (vi)the proposed license under this Agreement does not violate any technology export restrictions under the laws of USA; and (vii) based on the Licensed Patents and Related Materials and with reasonable efforts, a pharmaceutical developer and manufacturer equivalent to Licensee can achieve the goals of the license contemplated in this Agreement.

9.2 Each of Licensee and Licensor represents and warrants to the other that it has obtained, and will at all times during the term of this Agreement hold and comply with, all licenses, permits and authorizations necessary to perform this Agreement, as now or hereafter required under any applicable statutes, laws, ordinances, rules and regulations of the United States and any applicable foreign, state, and local governments and governmental entities.

10. Indemnification

10.1 Indemnification by Licensee. Licensee shall indemnify and hold Licensor and its Affiliates, directors, officers, employees and agents (collectively, "***Licensor Indemnitees***") harmless from and against any and all liabilities, actions, suits, claims, demands, prosecutions, damages, costs, expenses or money judgments finally awarded (including reasonable legal fees, whether incurred as the result of a third party claim or a claim to enforce this provision) (collectively, "***Liabilities***") incurred by or instituted or rendered against any Licensor Indemnitee arising out of or in connection with: any act or omission of Licensee, any of its Affiliates, or any sub-licensee of Licensee (including any direct or indirect exercise of Licensee's rights hereunder) or Licensee's material breach of this Agreement, except to the extent such third party claims arise out of the gross negligence or willful misconduct of a Licensor Indemnitee and provided that Licensor gives Licensee notice in writing of any such claim or lawsuit within thirty (30) days of the date the

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Licensor Indemnitee is first notified in writing of such claim or lawsuit, provided, however, that the failure of Licensor Indemnitee to give such prompt written notice shall not affect the liability of Licensee, except to the extent that the rights of Licensee to defend itself or to cure or mitigate any Liabilities are actually prejudiced thereby. In any such claim or lawsuit:

(a) Licensor will cooperate in the defense by providing access to witnesses and evidence available to it. Licensor has the right to participate, at its expense, in any defense to the extent that in its reasonable judgment Licensor may be prejudiced by Licensee's sole defense thereof;

(b) With respect to this Agreement, Licensor shall not settle, offer to settle or admit liability in any claim or suit in which Licensor intends to seek indemnification by Licensee without the written consent of a duly authorized officer of Licensee;

(c) Licensee shall not settle or otherwise compromise any such lawsuit or claim without the prior written consent of Licensor if such settlement or compromise would require any monetary compensation from, or adversely affect any interest or right of, any Licensor Indemnitee; and

(d) Licensee shall use the rights licensed hereunder from Licensor in accordance with terms and conditions hereof. If Licensee is accused of infringement by a third party, Licensee shall notify Licensor immediately, and, at Licensor's expense, Licensor shall cooperate with Licensee to remove the obstacles.

10.2 Licensor shall indemnify and hold Licensee and its Affiliates, directors, officers, employees and agents (collectively, "***Licensee Indemnitees***") harmless from and against any and all liabilities, actions, suits, claims, demands, prosecutions, damages, costs, expenses or money judgments finally awarded (including reasonable legal fees, whether incurred as the result of a third party claim or a claim to enforce this provision) (collectively, "**Licensee Liabilities**) incurred by or instituted or rendered against any Licensee Indemnitee arising out of or in connection with: any act or omission of Licensor, any of its Affiliates, or Licensor's material breach of this Agreement, except to the extent such third party claims arise out of the gross negligence or willful misconduct of a Licensee Indemnitee and provided that Licensee gives Licensor notice in writing of any such claim or lawsuit within thirty (30) days of the date the Licensee Indemnitee is first notified in writing of such claim or lawsuit, provided, however, that the failure of Indemnitee to give such prompt written notice shall not affect the liability of Licensor, except to the extent that the rights of Licensor to defend itself or to cure or mitigate any Licensee Liabilities are actually prejudiced thereby. In any such claim or lawsuit:

(a) Licensee will cooperate in the defense by providing access to witnesses and evidence available to it. Licensee has the right to participate, at its expense, in any defense to the extent that in its reasonable judgment Licensee may be prejudiced by Licensor's sole defense thereof;

(b) With respect to this Agreement, Licensee shall not settle, offer to settle or admit liability in any claim or suit in which Licensee intends to seek indemnification by Licensor without the written consent of a duly authorized officer of Licensor; and

(c) Licensor shall not settle or otherwise compromise any such lawsuit or claim without the prior written consent of Licensee if such settlement or compromise would require any monetary compensation from, or adversely affect any interest or right of, any Licensee Indemnitee.

10.3 Compensation.Any Party in breach of any of its obligations, covenants, representations and warranties or any other applicable provisions of this Agreement shall compensate the other Party for all actual losses suffered by such Party or Parties as a result of or in relation to such breach (particularly where Licensor breaches any of its obligations, covenants, representations and warranties, the investments made by Licensee for the research, development, clinical trial, application for clinical trial, registration, manufacture of the Licensed Product).

10.4 Reportable Occurrences. Each party shall advise the other promptly of any occurrence which is reported or reportable by it to any Regulatory Authority relating in any way to the subject matter of this Agreement, including any Licensed Product(s) or the Related Materials.

10.5 Limitations. EXCEPT FOR THE EXPRESS WARRANTIES IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY SPECIFICALLY DISCLAIMS, ANY WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, EFFICACY, AND NON-INFRINGEMENT. EXCEPT FOR VIOLATIONS OF SECTION 8AND AMOUNTS FINALLY AWARDED FOR INDEMNIFICATION FOR THIRD PARTY CLAIMS UNDER THIS SECTION 10, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

11. TERM AND TERMINATION

11.1 Term. The term of this Agreement shall begin on the Effective Date and shall, unless earlier terminated as provided herein, continue in perpetuity.

11.2 Licensor's Right to Terminate. Under the following circumstances, in addition to any other rights enjoyed by Licensor, Licensor may terminate this Agreement upon (30) day's prior notice to Licensee without incurring any liability if:

(i) Licensee has not paid any of the license fees designated in section 3.2, 3.3, 3.4 or 3.5within twenty (20) days after such payments become due and Licensee does not have any legal cause to postpone or stop such payment;

(ii) For reasons not attributable to Licensor, Licensee has not received "approval" (allowance) for the first CTA (IND) for initiation of human clinical studies of a Licensed Product from a Regulatory Authority within 2.5 years following the Effective Date; or

(iii) For reasons not attributable to Licensor, Licensee has not received the first Registration Number corresponding to Approval for a Biologic drug for a Licensed Product by a Regulatory Authority within 7.5 years following the Effective Date.

B

(iv) Notwithstanding the foregoing, if Licensee makes best commercial efforts to meet the time frame set forth in Section 11.2 (ii), (iii) or (iv), above and fails to meet the specified time frame, the Parties agree to negotiate in good faith to adjust such time frame.

11.3 Licensee's Right to Terminate. Under the following circumstances, in addition to any other rights enjoyed by Licensee, Licensee may terminate this Agreement uponninety (90) days prior notice to Licensor without incurring any liability:

(i) Licensor does not provide Licensee with the Related Materials, Know How orLicensed Patents by August 31, 2016, or within 30 days of receipt by Licensor of Transfer Fee (Section 3.2) from Licensee, whichever occurs later.

(ii) the clinical trial "approval" (allowance)for the first Licensed Product is not granted by the Regulatory Authority by **December 31, 2019** through no fault of Licensee; provided, that, Licensee shall have duly submitted the relevant application in due course; or

(iii) for whatever reason (including without limitation the clinical trial of the Pritumumab/Licensed Product is required to be terminated by the Regulatory Authority at any stage), the first New Drug Approval for a Licensed Product is not granted by the Regulatory Authority by **December 31, 2026,** or if and when it is confirmed that a New Drug Approval for a Licensed Product cannot be obtained by Licensee ; provided, that, Licensee shall have duly submitted the relevant application in due course;

(iv) any third party brings a claim against Licensee over the Related Materials, Know How and Licensed Patentswhich the Partiesreasonably believe mayrenderachievement of its intent under this Agreement impossible, and such claim is not settled by Licensor within ninety (90) days; and

(v) Licensor fails to perform its obligations under section 4.2 and 4.3 of the Agreement which Licensee reasonably believe that it may cause significant adverse impact on the achievement of its intent under this Agreementand Licensors does not rectify within ninety (90) days after receiving Licensee's written requirement to rectify.

11.4 Termination for Breach.

(a) Subject to other provisions of this Agreement, if either party materially breaches any of the terms, conditions or agreements contained in this Agreement to be kept, observed or performed by it, the other party may terminate this Agreement, at its option and without prejudice to any of its other legal or equitable rights or remedies, by giving the party who committed the breach 30 days' prior written notice in the case of a monetary breach and 90 days' prior written notice in the case of a non-monetary breach, unless the notified party within such 30-day or 90-day period, as applicable, shall have cured the breach.

(b) In the case of a non-monetary breach, the cure period may be extended for such longer period as may reasonably be necessary, in the non-breaching party's sole judgment, if cure is not

B

reasonably possible within the initial ninety (90) day period, provided the breaching party continues its diligent efforts to cure such breach. No such cancellation and termination shall release the breaching party from any obligations hereunder incurred prior thereto.

(c) In addition to other party such party's actual damages. If this Agreement is terminated for Licensee's material breach, Licensor shall be entitled to all funds previously paid by Licensee, together with its existing rights to all studies, information, data, and Improvements generated by Licensee in whole or in part in connection with this Agreement. Licensee shall immediately cease using the Licensed Patents and Related Materials and shall immediately cease selling, licensing or transferring the Licensed Products. If this Agreement is terminated for Licensor's material breach (for avoidance of doubt, the circumstances provided under Section 11.3(i), 11.3(iv) and 11.3(v) shall be deemed as Licensor's material breach of this Agreement), (i) Licensee shall not be liable for payments not yet due and payable under Section 3 hereof, (ii) Licensor shall return all payments which Licensee has paid within 20 working days after this Agreement is so terminated, , and (iii) Licensee shall be entitled to hold all studies, information, data, and Improvements presented by Licensor in whole or in part in connection with this Agreement. The parties acknowledge that a violation of this provision would cause irreparable harm to the other Party for which an award of damages may be inadequate compensation. Accordingly, the Parties hereby consents to the entry of an injunction by any court of competent jurisdiction enjoining any breach or threatened breach of this Agreement, in addition to any other relief the Parties may be entitled to.

(d) Termination Due to Cease of Business Operations. Licensor may terminate this Agreement on thirty (30) days' notice if (i) Licensor reasonablyproves that Licensee has suspended or unreasonably delayed development of Licensed Productsand Licensee refused to rectify within 20days after receipt of Licensor's written request to rectify, (ii) Licensee ceases to conduct its main business, dissolves, or has a receiver or administrator appointed over its business or all of its assets, or is, or becomes, bankrupt. For purposes of this Agreement, suspending or unreasonably delaying development of the Licensed Products shall include: (i) terminating or withdrawing any application for Regulatory Approval for a Licensed Product with the cFDA, (ii) termination of any principal manager, director or other Licensor's executive responsible for any Licensed Product without replacing the individual within thirty (30) dayswithout proper reasons; and (iii) terminating or substantially reducing funding for the development of Licensed Products.

11.5 Effect of Termination. Upon termination of this Agreement, the Parties shall continue to be liable for all obligations of Confidentiality arising under this Agreement prior to the date of termination hereof if the same shall not have been satisfied as of such date of termination. If this Agreement is terminated for any reason, Licensee shall within five (5) business days return to Licensor (or destroy if Licensor requests) all information, data (including clinical data) relating to the Licensed Patents, Related Materials or any Licensed Products.

11.6 Survival. Licensee's obligations regarding payment of royalties, licensee fees and other amounts accrued as of the date of termination, and the provisions of Sections8,10, this 11.7 and 13hereof shall survive any expiration or termination of this Agreement.

12. FORCE MAJEURE

12.1 Should either of the Parties be prevented from performing its obligations under this Agreement by any event or circumstance that is unforeseeable by and beyond the control of any Party, which includes, without limitation, earthquake, typhoon, flood, fire, tsunami, rainstorm or other acts of nature, explosion, strikes, embargoes, coercive acts of civil or military authorities, civil unrest, war, hostilities and epidemic ("Force Majeure Event"), the Party so prevented shall notify the other Party without delay, and within fifteen (15) days thereafter provide detailed information concerning such events and documents evidencing such events, explaining the reasons for its inability to execute, or for its delay in the execution of, all or part of this Agreement.

12.2 If a Force Majeure Event occurs, neither Parties shall be responsible for any damage, increased costs or loss which the other Party may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Agreement. The Party claiming force majeure shall take appropriate means to minimize or remove the effects of force majeure and, within the shortest possible time, attempt to resume performance of the obligations delayed or prevented by the Force Majeure Event.

12.3 Should a Force Majeure Event or the effects of a Force Majeure Event prevent one Party from performing part or all of its obligations hereunder for a period of one (1) year or more, then the unaffected Party may terminate this Agreement without penalty by providing written notice to the affected Party.

13. MISCELLANEOUS

13.1 Governing Law. This Agreement and any claim arising under or relating to this Agreement shall be governed by the internal substantive laws of Singapore, without regard to or application of choice of law rules or principles. Each party hereby agrees that all disputes and litigation arising under or relating to this Agreement shall be resolved by arbitration in Singapore by the Singapore International Arbitration Center ("***SIAC***") pursuant to the arbitration rules of SIAC then applicable.

13.2 Entire Agreement. The terms and conditions of this Agreement, including its exhibits, constitute the entire agreement between the Parties with respect to the subject matter hereof, and merge and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions with respect to such subject matter. Neither of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement. No amendments or modifications shall be effective unless in a writing signed by authorized representatives of both Parties.

13.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

13.4 Notices: All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by reputable courier, by hand, or

dispatched by facsimile, prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Licensor:

Sean Carrick, President & CEO
Nascent Biotech, Inc.
601 21st Street, Suite 300
Vero Beach, FL 32960 USA

If to Licensee:

Haibin WANG
Zhejiang Hisun Pharmaceutical Co. Ltd.
46# Waisha Road, Jiaojiang District,
Taizhou City, Zhejiang Province,
318000, China

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party at such changed address.

13.5 Relationship of Parties. The Parties hereto are independent contractors. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Licensor and Licensee.

13.6 Severability. The terms and conditions stated herein are declared to be severable. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the Parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the Parties' intent in entering into this Agreement.

13.7 Interpretive Principle. For the purpose of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms "include", "includes", and "including" shall be deemed followed by "without limitation".

13.8 Waiver. Failure by either Party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement.

13.9 Attorney's Fees. The prevailing Party in any litigation related to this Agreement shall be entitled to recover from the other Party its reasonable attorneys' fees and costs.

13.10 Assignment. Neither party may without written approval of the other assign this Agreement or transfer its interest or any part thereof under this Agreement to any third party except that (i) either party may assign this Agreement without consent to a third party that acquires all or substantially all of the business to which this Agreement pertains, or, (ii) either party may assign this Agreement in whole or part to any Affiliate or sublicensee of that party and the assigning party shall and hereby guarantees the performance by such Affiliates and

sublicensees.For avoidance of doubt, Licensor hereby acknowledgesthatLicensee plans to assign this Agreement toan Affiliate (temporarilynamedHisun Biologic Pharmaceutical Co., Ltd. "海正生物制药有限责任公司" in Chinese])in accordance with this Section 13.10 after such Affiliate is duly set up.

In witness whereof, the Parties have executed this License Agreement by their duly authorized representatives as of the Effective Date:

LICENSOR:	LICENSEE:
NASCENT BIOTECH, INC.	**Zhejiang Hisun Pharmaceutical Co. Ltd.**
Name: Sean Carrick	Name: Hua BAI
Title: President & CEO	Title: Chairman
	2016.06.12,

Exhibit A

Licensed Patents

Patents on Pritumumab (aka, clone CLNH11/CLNIgG; plus CLNH5)

4,618,577 – human-human hybridoma, CLNH5

4,761,377 - human-human hybrid cell lines that produce antibodies against antigenic determinants on cancer cells

5,093,261 – cancer-related antigen-specific human immunoglobulins and human/human hybridomas having the ability to produce said human immunoglobulins

5,155,036 – serum-free medium containing retinoic acid useful for cultivating human/human hybridomas

5,286,647 – human-human hybridomas for neoplasms

5,589,573 – amino acid sequences of anti-idiotypic antibodies against anti-cancer human monoclonal antibody, and DNA base sequences encoding those sequences.

5,602,027 – cell line TRIH8 obtained by the fusion of the human epidermoid carcinoma cell line A431 with the TOS/H8 hybridoma.

6,051,229 – human-humanhybridoma for neoplasms CLNH5 and CLNH11 specific antibody compositions

6,051,387 – methods of determining the presence of a neoplasm with CLNH5- and CLNH11-specific antibodies

6,051,693 – CLNH11-specific antibodies

6,090,924 – human-human CLNH5-specific antibodies

6,165,467 – stabilized human monoclonal antibody preparation

Exhibit B

Related Materials

- MCB for GPEx cell line

Know-How

All data generated in the research and development of the Pritumumab antibody in its present expression system (the GPEx cell line) including, but not limited to all preclinical development data, and existing and future clinical data that is in or becomes in Licensor's possession, and that is reasonably deemed necessary for Licensee to conduct clinical trials, apply for registration of Licensed Products, manufacture, distribute and sell Licensed Products in the Territory.

Exhibit C

Work Plan

[To Be Completed by Licensee]